PPG AEROSPACE AND VISION SYSTEMS ENTER INTO COMMERCIAL AGREEMENT FOR

SPD-SMART ELECTRONICALLY DIMMABLE WINDOW (EDW) AIRCRAFT SOLUTIONS

WOODBURY, N.Y., May 19, 2017 – In a joint press release today, Research Frontiers (Nasdaq: REFR) licensee Vision Systems, and PPG Aerospace, announced that they have reached a commercial agreement to work together on developing new applications utilizing Vision Systems’ electronically dimmable window (EDW) shading solutions for aircraft. These solutions use Research Frontiers SPD-Smart EDW technology and also combine the considerable experience that both PPG Aerospace and Vision Systems have in supplying the aircraft industry with EDW systems.

As stated in today’s press release, “The agreement provides a framework for PPG and Vision Systems to pursue opportunities in commercial, regional, military and general aviation applications that capitalize on each company’s expertise.”

To learn more, we invite you to read the PPG and Vision Systems press release.

SPD-Smart EDWs deliver unprecedented passenger benefits. By enabling users to precisely control the amount of daylight and glare coming through windows, passengers can instantly tune the tint to a comfortable level while continuing to enjoy views, rather than blocking their view with a shade. The system delivers many other practical benefits including a cooler cabin due to remarkable thermal insulation properties, and a quieter cabin due to acoustic insulation properties.

Joseph M. Harary, President and CEO of Research Frontiers noted: “Both PPG and Vision Systems are well-known pioneers in bringing state-of-the-art and elegant shading systems to their customers in multiple industries. Vision Systems has established the largest team in the world devoted to producing SPD-Smart products, with production facilities in Europe and North America. PPG Aerospace also brings considerable resources and experience in electronically dimmable window systems for the aircraft industry. The combination of these two companies with their focus, resources, and combined experience and expertise, is a major win for aircraft customers around the world who want the finest and best performing systems to enhance the passenger experience.”

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

CONTACT:

Michael LaPointe

Vice President – Aerospace Products

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” is a trademark of Research Frontiers Inc.